Exhibit 10.33

$5,600,000	August 17, 2009

PURCHASE MONEY NOTE

FOR VALUE RECEIVED, the undersigned, MTS ACQUISITION COMPANY, INC., a California corporation (the “Maker”), hereby promises to pay to GENERAL ENVIRONMENTAL MANAGEMENT, INC., a Delaware corporation (“GEM”), or registered assigns (hereinafter, collectively with GEM, the “Payee”), the sum of Five Million Six Hundred Thousand ($5,600,000) Dollars (the “Principal”), with interest thereon, on the terms and conditions set forth herein.

Payments of principal of, interest on and any other amounts with respect to this Purchase Money Note (this “Note”) are to be made in lawful money of the United States of America.

1.           Payments.

(a)           Interest.  This Note shall bear interest (“Interest”) on Principal amounts outstanding from time to time from the date hereof at the rate of eight (8%) percent per annum; provided, however, that during the continuance of any Event of Default (as such term is hereinafter defined), the interest rate hereunder shall be thirteen (13%) percent per annum.  All Interest shall be computed on the daily unpaid Principal balance of this Note based on a three hundred sixty (360) day year.

(b)           Payments.  On the first day of each calendar month commencing September 1, 2009 through and including August 1, 2010, accrued Interest on the outstanding Principal shall be due and payable.  Thereafter, Principal and Interest under this Note shall be payable in thirty-six (36) consecutive equal monthly installments of Principal and Interest of $174,321.50 each, with the first installment due and payable on September 1, 2010, and with subsequent installments due and payable on the first day of each calendar month thereafter through and including August 1, 2013.  To the extent that Principal hereunder shall at any time bear interest at the default rate provided in paragraph 1(a) above, then, simultaneously with the next scheduled payment of Principal and Interest, or upon acceleration of this Note, there shall be due and payable the additional accrued Interest arising by reason of the increase in the applicable interest rate hereunder.

(c)           Non-Business Day.  If any scheduled payment date as aforesaid is not a business day in the State of California or the State of Florida, then the payment to be made on such scheduled payment date shall be due and payable on the next succeeding business day, with additional interest on any Principal amount so delayed for the period of such delay.  As used in this Note, the term “business day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of California.

2.           Prepayment.

(a)           Optional Prepayment of Principal.  All or any portion of the unpaid Principal balance of this Note, together with all accrued and unpaid Interest on the Principal amount being prepaid, may at the Maker’s option be prepaid in whole or in part, without premium or penalty, at any time or from time to time, upon five (5) business days’ prior written notice to the Payee.

(b)           Mandatory Prepayments of Principal.  The entire Principal balance of this Note, and all accrued and unpaid Interest hereunder, (i) shall be required to be prepaid upon the consummation of any Sale (as such term is defined in the Revolving Credit Agreement described in paragraph 3 below), and (ii) may be required to be prepaid during the existence of any Event of Default.

(c)           Application of Payments.  Any and all prepayments hereunder shall be applied first to unpaid accrued Interest on the Principal amount being prepaid and then to Principal, and the remaining installments hereunder shall be recalculated so as to provide for equal monthly payments of Principal and Interest on the scheduled payment dates through the reminder of the stated payment term pursuant to paragraph 1(b) above.

3.           Events of Default.  The failure of the Maker to make any payment when due hereunder and the continuance of such default for five (5) business days after such payment was first due and payable, or the existence of any event, circumstance or condition which constitutes or would constitute an Event of Default under the Revolving Credit Agreement of even date herewith by and between GEM and the Maker (regardless of whether such Revolving Credit Agreement has theretofore expired or been terminated) shall constitute an Event of Default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided in any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

4.           Collateral.  This Note and the Maker’s obligations hereunder are secured by liens upon substantially all of the now-owned and hereafter-acquired assets and properties of the Maker, pursuant to a Collateral Agreement of even date herewith by and between GEM, the Maker and Back Nine LLC, and such further security documents as may be executed and delivered pursuant to such Collateral Agreement.

5.           Assignment.  This Note shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that (a) the Maker may not assign any of its rights or obligations hereunder without the prior written consent of the Payee, and (b) in the event of any assignment of this Note by the Payee, the Payee shall give written notice of such assignment to the Maker.  This Note is not a bearer instrument, and shall only be payable to its registered holder, and the Maker hereby appoints the Payee as the Maker’s agent to maintain the register in which the registered holders of this Note shall be recorded.

6.           Waiver and Amendment.  No waiver of a right in any instance shall constitute a continuing waiver of successive rights, and any one waiver shall govern only the particular matters waived.  Neither any provision of this Note nor any performance hereunder may be amended or waived except pursuant to an agreement in writing signed by the party against whom enforcement thereof is sought.  Except as otherwise expressly provided in this Note, the Maker hereby waives, to the extent not prohibited by applicable law, diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, notice of any and all of the foregoing, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker.  The Maker further waives, to the extent not prohibited by applicable law, the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

7.           Governing Law.  This Note shall be construed in accordance with and governed by the laws of the State of New York, except to the extent superseded by Federal enactments.

8.           Consent to Jurisdiction; Waiver of Jury Trial.  The Maker hereby consents to the non-exclusive jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Note, and waives any objections to such jurisdiction and venue on grounds of forum non conveniens or other such basis.  The Maker hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Payee hereunder, provided that this waiver shall not preclude the Maker from pursuing any such claims by means of separate proceedings.  THE MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  The Payee may file a copy of this Note as evidence of the foregoing waiver of right to jury trial.

9.           Usury Savings Clause.  All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement or any Loan Document thereunder, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of this Note, and not to the payment of interest hereunder.  To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  This provision shall control every other provision of all agreements between the Maker and the Payee.

10.           Collection Costs.  In the event that the Payee shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Maker shall further be liable to the Payee for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Payee in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

11.           Notices.  Any notice given under this Note to the Maker or to the Payee shall be given in accordance with Section 9.06 of the Revolving Credit Agreement described in paragraph 3 above.

IN WITNESS WHEREOF, the Maker has executed this Note on the date first above written.

MTS ACQUISITION COMPANY, INC.

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